Metalico, Inc.

FOR IMMEDIATE RELEASE

METALICO CLOSES AMERICAN CATCON PURCHASES

CRANFORD, NJ, January 29, 2008 – Metalico, Inc. (AMEX: MEA) announced today that it has completed its previously announced purchases of substantially all of the operating assets of two affiliated catalytic converter recyclers located in Texas and Mississippi.

The acquired businesses recover platinum group metals from scrap ceramic and metallic substrate automotive catalytic converters. The sellers are American CatCon Holdings, LLC, having a principal location in Buda, Texas and a buying center in Dallas, and American Cat Con, LLC based in Gulfport, Mississippi.

The purchases were made by Metalico CatCon, Inc., a wholly owned subsidiary. The buyer is retaining the sellers’ management and operational employees.

Metalico, a leading scrap metal recycler and lead products fabricator, already competes in the catalytic converter recycling business through its Federal Autocat subsidiary in Newark, New Jersey and its Hypercat Coating subsidiary in West Chester, Pennsylvania.

Commenting on the transactions, Carlos E. Agüero, Metalico’s President and Chief Executive Officer, said “American CatCon further expands our platform and presence in the recycling of Platinum Group Metals contained in catalytic converters. This industry will experience continued rapid growth from the increasing number of automobiles being de-manufactured every year. We are excited about moving into the South and Southwest markets.”

Metalico was assisted by Dresner Partners in arranging the transactions. The acquisitions were financed through debt facilities provided by the Company’s institutional lenders and available cash.

Metalico, Inc. is a rapidly growing holding company with estimated annualized revenues of approximately $500 million through two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company now operates thirteen recycling facilities in New York, Pennsylvania, Ohio, New Jersey, Texas, and Mississippi and five lead fabrication plants in Alabama, Illinois, Nevada, and California. Metalico’s common stock is traded on the American Stock Exchange under the symbol MEA.

Forward-looking Statements

This news release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

CONTACTS:

Metalico, Inc.
Carlos E. Agüero, President
Michael J, Drury, Executive Vice President
Metalico, Inc.
(908) 497-9610
Fax: (908) 497-1097
info@metalico.com

# # #